Exhibit 1.1
PARKER-HANNIFIN CORPORATION
$775,000,000
Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue
AMENDED AND RESTATED U.S. DISTRIBUTION AGREEMENT
September 17, 2007
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
ABN AMRO Incorporated
55 East 52nd Street
New York, New York 10055
Banc of America Securities LLC
100 North Tryon Street
Charlotte, North Carolina 28255
KeyBanc Capital Markets Inc.
127 Public Square
Cleveland, Ohio 44114
Ladies and Gentlemen:
          PARKER-HANNIFIN CORPORATION, an Ohio corporation (the “Company”), confirms its agreement (this “Agreement”) with each of you with respect to the issue and sale from time to time by the Company of up to $775,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) aggregate initial public offering price of its Medium-Term Notes, Series A, due nine months or more from date of issue (the “Notes”). The Notes will be issued under an Indenture, dated as of May 3, 1996 (the “Indenture”), between the Company and Wells Fargo Bank, N.A. (as successor to National City Bank), as Trustee (the

“Trustee”), and will have the maturities, interest rates, redemption provisions, if any, and other terms as set forth in supplements to the Basic Prospectus referred to below.
          The Company hereby appoints Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Banc of America Securities LLC and KeyBanc Capital Markets Inc. (individually, an “Agent” and collectively, the “Agents”) as its exclusive agents, subject to Section 11, for the purpose of soliciting and receiving offers to purchase Notes from the Company by others and, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, each Agent agrees to use reasonable efforts to solicit and receive offers to purchase Notes upon terms acceptable to the Company at such times and in such amounts as the Company shall from time to time specify. In addition, any Agent may also purchase Notes as principal pursuant to the terms of a terms agreement relating to such sale (a “Terms Agreement”) in accordance with the provisions of Section 2(b) hereof.
          The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-143226), which contains a prospectus (the “Basic Prospectus”), for the registration under the Securities Act of 1933 (the “Act”), of, among other securities, unsecured debentures and notes. Such registration statement, as amended at the Commencement Date (as hereinafter defined), including the exhibits thereto and the information, if any, deemed to be part of the registration statement pursuant to Rule 430B under the Act, is hereinafter collectively referred to as the “Registration Statement.” The Company proposes to file with the Commission from time to time, pursuant to Rule 424 under the Act, supplements to the Basic Prospectus that will describe certain terms of the Notes. The term “Prospectus” means the Basic Prospectus together with the prospectus supplement or supplements specifically relating to or setting forth the terms of the Notes (each a “Prospectus Supplement”), as filed with, or transmitted for filing to, the Commission pursuant to Rule 424 of the Act. The term “preliminary prospectus” means any preliminary form of the Prospectus. The term “Free Writing Prospectus” has the meaning set forth in Rule 405 under the Act. The term “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the Act (“Rule 433”), of the Company relating to the Notes. The term “Time of Sale” in respect of the Notes means the time specified in the applicable Terms Agreement or, if no Terms Agreement exists for a particular offering of the Notes, the time immediately prior to the first confirmation of any sales of any Notes with regard to any particular offering of the Notes. The term “Time of Sale Prospectus” means the Basic Prospectus, each Prospectus Supplement and Term Sheet (as hereinafter defined), if any, and any other Issuer Free Writing Prospectus, if any, identified on a schedule to the applicable Terms Agreement or, if no Terms Agreement exists, any other Issuer Free Writing Prospectus, if any, that has been prepared by or on behalf of the Company relating to any particular offering of the Notes as of the Time of Sale for such particular offering. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “Prospectus,” “preliminary prospectus” and “Time of Sale Prospectus” shall include, in each case, the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, Basic Prospectus, Prospectus, preliminary prospectus, the Time of Sale Prospectus or any Issuer Free Writing Prospectus shall include all documents deemed to be incorporated by reference therein that are filed subsequent to the date of the Basic Prospectus by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

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1.	Representations and Warranties. The Company represents and warrants to and agrees with each Agent as of the Commencement Date, as of each date the Company issues and delivers Notes (each such date, the “Closing Date”), and as of each date the Registration Statement or the Basic Prospectus is amended or supplemented after the date hereof, as follows (it being understood that such representations, warranties and agreements shall be deemed to relate to the Registration Statement, the Basic Prospectus and the Prospectus, each as amended or supplemented to each such date):
(a)	The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. The Company is a “well-known seasoned issuer,” as defined in Rule 405 under the Act, eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)	(i) Each part of the Registration Statement and the Prospectus conform and, as amended or supplemented, if applicable, will conform in all material respects with the requirements of the Act, the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and the rules and regulations of the Commission thereunder; (ii) each part of the Registration Statement, when such part became effective, did not contain and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) the Prospectus did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iv) at the Time of Sale, the Time of Sale Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that with respect to clauses (i) through (iv) (1) the foregoing shall not apply to (A) statements in or omissions from any such document in reliance upon, and in conformity with, written information relating to an Agent furnished to the Company by such Agent expressly for use in the preparation thereof, or (B) those parts of the Registration Statement that constitute the Statements of Eligibility (Forms T-1) under the Trust Indenture Act of the Trustees and (2) the representations and warranties set forth above, when made as of the Commencement Date or Time of Sale, shall be deemed not to cover information concerning an offering of particular Notes to the extent such information will be set forth in a Prospectus Supplement.

(c)	The documents from which information is incorporated by reference in the Prospectus or the Time of Sale Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and any documents so filed and

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incorporated by reference subsequent to the effective date of the Registration Statement will, when they are filed with the Commission, conform in all material respects to the requirements of the Act and the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder.

(d)	At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Notes, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act.

(e)	Any Issuer Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the Act has been, or will be, filed with the Commission in accordance with the requirements of the Act and the applicable rules and regulations of the Commission thereunder. Each Issuer Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Act and the applicable rules and regulations of the Commission thereunder. In connection with any offering of Notes, the Company has not prepared, used or referred to, and will not, without the prior written consent of each Agent offering the Notes, which consent will not be unreasonably withheld, use or refer to, any Issuer Free Writing Prospectus relating to the Notes.

(f)	The financial statements of the Company and its subsidiaries set forth or incorporated by reference in the Registration Statement, Prospectus and the Time of Sale Prospectus, as amended or supplemented, if applicable, fairly present, the financial condition of the Company and its subsidiaries as of the dates indicated and the results of operations and changes in financial position for the periods therein specified in conformity with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise stated therein).

(g)	Each of the Company and its subsidiaries has been duly organized and is an existing legal entity in good standing under the laws of its jurisdiction of incorporation or organization, has full power and authority (corporate and other) to conduct its business as described in the Registration Statement, Prospectus and Time of Sale Prospectus and is duly qualified to do business in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of the Company and its subsidiaries (taken as a whole); and all of the outstanding shares of capital stock or other similar form of equity interests, as the case may be, of each such subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and (except as otherwise stated in the Prospectus and Time of Sale Prospectus) are owned beneficially by the Company subject to no security interest, other encumbrance or adverse claim.

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(h)	Each of this Agreement and any applicable Written Terms Agreement (as hereinafter defined) has been duly authorized, executed and delivered by the Company.

(i)	The Indenture and the Notes have been duly authorized, the Indenture has been duly qualified under the Trust Indenture Act, executed and delivered and constitutes, and the Notes, when duly executed, authenticated, issued and delivered as contemplated hereby and by the Indenture, will constitute, valid and legally binding obligations of the Company enforceable in accordance with their terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Notes will be in the form contemplated by, and each registered holder thereof will be entitled to the benefits of, the Indenture. The Notes and the Indenture will conform in all material respects to the descriptions thereof in the Prospectus and Time of Sale Prospectus.

(j)	Except as contemplated in the Prospectus and Time of Sale Prospectus, as amended or supplemented, if applicable, subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company and its subsidiaries (taken as a whole), and there has not been any material change, on a consolidated basis, in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or other), business, prospects, net worth or results of operations of the Company and its subsidiaries (taken as a whole).

(k)	Except as set forth in Prospectus and Time of Sale Prospectus, as amended or supplemented, if applicable, there is not pending or, to the knowledge of the Company, threatened, any action, suit or proceeding to which the Company or any of its subsidiaries is a party before or by any court or governmental agency or body, which might result in any material adverse change in the condition (financial or other), business, prospects, net worth or results of operations of the Company and its subsidiaries, or might materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Indenture, this Agreement or any applicable Terms Agreement or the performance by the Company of its obligations under the Indenture, this Agreement or any applicable Terms Agreement.

(l)	There are no contracts or documents of the Company or any of its subsidiaries that are required to be filed as exhibits to the Registration Statement by the Act or by the rules and regulations thereunder that have not been so filed.

(m)	The statements in the Prospectus and Time of Sale Prospectus under the captions “Description of Notes” and “Plan of Distribution,” insofar as they purport to constitute a summary of the terms of the Notes, this Agreement, any Terms

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Agreement or the Indenture, are accurate, complete and fair. This Agreement will be filed as an exhibit to the Registration Statement and thereby be incorporated by reference therein.

(n)	The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any agreement or instrument to which the Company is a party or by which it is bound or to which any of the property of the Company is subject, the Company’s Amended Articles of Incorporation or Regulations, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties; no consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance or sale of the Notes by the Company, except such as may be required under the Act, the Exchange Act, the Trust Indenture Act or state securities laws; and the Company has full power and authority to authorize, issue and sell the Notes as contemplated by this Agreement.

(o)	The Company acknowledges and agrees that (i) the offer and sale of any Notes contemplated hereby, including the determination of the public offering price thereof, are arm’s-length commercial transactions between the Company, on the one hand, and the Agents, on the other hand, (ii) in connection with the offer and sale of any Notes contemplated hereby and the process leading to such transaction each Agent is not the fiduciary of the Company or its shareholders, creditors, employees or any other party, (iii) no Agent has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offer or sale of any Notes contemplated hereby or the process leading thereto (irrespective of whether such Agent has advised or is currently advising the Company on other matters) and no Agent has any obligation to the Company with respect thereto, except the obligations expressly set forth in this Agreement, (iv) the Agents and their respective affiliates may be engaged in a broad range of transactions not in violation of the law that involve interests that differ from those of the Company and (v) no Agent has provided any legal, accounting, regulatory or tax advice with respect to the offer and sale of any Notes contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
2.	Solicitations as Agent; Purchases as Principal.
(a)	Solicitations as Agent. In connection with an Agent’s actions as agent hereunder, such Agent agrees to use reasonable efforts to solicit offers to purchase Notes upon the terms and conditions set forth in the Prospectus as then amended or supplemented.
          The Company reserves the right, in its sole discretion, to instruct the Agents to suspend at any time, for any period of time or permanently, the solicitation of offers to purchase Notes. Upon receipt of at least one business day’s prior notice from the Company, the Agents

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will forthwith suspend solicitations of offers to purchase Notes from the Company until such time as the Company has advised the Agents that such solicitation may be resumed. While such solicitation is suspended, the Company shall not be required to deliver any certificates, opinions or letters in accordance with Sections 5(a), 5(b) and 5(c); provided, however, that if the Registration Statement or Prospectus is amended or supplemented during the period of suspension (other than by an amendment or supplement providing solely for a change in the interest rates, redemption provisions, amortization schedules or maturities offered on the Notes or for a change the Agents deem to be immaterial), no Agent shall be required to resume soliciting offers to purchase Notes until the Company has delivered such certificates, opinions and letters as such Agent may request.
          The Company agrees to pay to each Agent, as consideration for the sale of each Note resulting from a solicitation made or an offer to purchase received by such Agent, a commission in the form of a discount from the purchase price of such Note equal to the percentage set forth below of the purchase price of such Note:

Term	Commission Rate
From 9 months to less than 12 months	.125%
From 12 months to less than 18 months	.150%
From 18 months to less than 2 years	.200%
From 2 years to less than 3 years	.250%
From 3 years to less than 4 years	.350%
From 4 years to less than 5 years	.450%
From 5 years to less than 6 years	.500%
From 6 years to less than 7 years	.550%
From 7 years to less than 8 years	.600%
From 8 years to less than 9 years	.600%
From 9 years to less than 10 years	.600%
From 10 years to less than 15 years	.625%
From 15 years to less than 20 years	.700%
From 20 years to less than 30 years	.750%
From 30 years and beyond	to be negotiated
          Each Agent shall communicate to the Company, orally or in writing, each offer to purchase Notes received by such Agent as agent that in its judgment should be considered by the Company. The Company shall have the sole right to accept offers to purchase Notes and may reject any offer in whole or in part. Each Agent shall have the right to reject any offer to purchase Notes that it considers to be unacceptable, and any such rejection shall not be deemed a breach of its agreements contained herein. The procedural details relating to the issue and delivery of Notes sold by the Agents as agents and the payment therefor shall be as set forth in the Administrative Procedures (as hereinafter defined).
(b)	Purchases as Principal. Each sale of Notes to an Agent as principal shall be made in accordance with the terms of this Agreement. In connection with each such sale, the Company will enter into a Terms Agreement that will provide for the sale of such Notes to and the purchase thereof by such Agent. Each Terms

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Agreement will take the form of either (i) a written agreement between such Agent and the Company, which may be substantially in the form of Exhibit A hereto (a “Written Terms Agreement”), or (ii) an oral agreement between such Agent and the Company confirmed in writing by such Agent to the Company.
          An Agent’s commitment to purchase Notes pursuant to a Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the principal amount of Notes to be purchased by such Agent pursuant thereto, the maturity date of such Notes, the price to be paid to the Company for such Notes, the interest rate and interest rate formula, if any, applicable to such Notes and any other terms of such Notes. Each such Terms Agreement may also specify any requirements for officers’ certificates, opinions of counsel and letters from the independent public accountants of the Company pursuant to Section 4 hereof. A Terms Agreement may also specify certain provisions relating to the reoffering of such Notes by such Agent.
          Each Terms Agreement shall specify the time and place of delivery of and payment for such Notes. Unless otherwise specified in a Terms Agreement, the procedural details relating to the issue and delivery of Notes purchased by an Agent as principal and the payment therefor shall be as set forth in the Administrative Procedures. Each date of delivery of and payment for Notes to be purchased by an Agent pursuant to a Terms Agreement is referred to herein as a “Settlement Date.”
          Unless otherwise specified in a Terms Agreement, if an Agent is purchasing Notes as principal, such Agent may resell such Notes to other dealers. Any such sales may be at a discount, which shall not exceed the amount set forth in the Time of Sale Prospectus and Prospectus relating to such Notes.
(c)	Administrative Procedures. The Agents and the Company agree to perform the respective duties and obligations specifically provided to be performed in the Medium-Term Notes Administrative Procedures (attached hereto as Exhibit B) (the “Administrative Procedures”), as amended from time to time. The Administrative Procedures may be amended only by written agreement of the Company and the Agents.

(d)	Delivery. The documents required to be delivered by Section 4 of this Agreement as a condition precedent to each Agent’s obligation to begin soliciting offers to purchase Notes as an agent of the Company shall be delivered at the office of Sullivan & Cromwell LLP, counsel for the Agents, not later than 4:00 p.m., New York City time, on the date hereof, or at such other time and/or place as the Agents and the Company may agree upon, but in no event later than the day prior to the earlier of (i) the date on which the Agents begin soliciting offers to purchase Notes and (ii) the first date on which the Company accepts any offer by an Agent to purchase Notes pursuant to a Terms Agreement. The date of delivery of such documents is referred to herein as the “Commencement Date.”

(e)	Free Writing Prospectuses. From and after the Commencement Date, the Agents represent and agree that, unless the Agents obtain the prior written consent of the

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Company, the Agents will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a free writing prospectus required to be filed with the Commission.
(f)	Obligations Several. The Company acknowledges that the obligations of the Agents under this Agreement are several and not joint.
3.	Agreements. The Company agrees from and after the date hereof with each Agent that:
(a)	The Company will not use or refer to any Issuer Free Writing Prospectus relating to the Notes unless the Company has previously furnished to the Agents offering the Notes copies thereof for their review and given each such Agent a reasonable opportunity to comment on any such proposed Issuer Free Writing Prospectus; provided, however, that, in the event that an Agent may own any Notes as principal, until the distribution of such Notes has been completed, the Company will not use or refer to any such proposed Issuer Free Writing Prospectus to which such Agent reasonably objects.

(b)	The Company will not take any action that would result in an Agent or the Company being required to file with the Commission pursuant to Rule 433(d) under the Act an Issuer Free Writing Prospectus prepared by an Agent or on an Agent’s behalf that such Agent otherwise would not have been required to file thereunder.

(c)	Prior to the termination of the offering of the Notes pursuant to this Agreement or any Terms Agreement, the Company will not file any Prospectus Supplement relating to the Notes or any amendment to the Registration Statement relating to the Notes unless the Company has previously furnished to the Agents copies thereof for their review and given each Agent a reasonable opportunity to comment on any such proposed amendment or supplement; provided, however, that, in the event that an Agent may own any Notes as principal, until the distribution of such Notes has been completed, the Company will not file any such proposed supplement or amendment to which such Agent reasonably objects; provided, further, that (i) the foregoing requirements shall not apply to any of the Company’s periodic filings with the Commission required to be filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, copies of which filings the Company will cause to be delivered to the Agents promptly after being transmitted for filing with the Commission unless such filings are available electronically through the Commission’s EDGAR system, and (ii) any Prospectus Supplement that merely sets forth the terms or a description of particular Notes shall only be reviewed by the Agent or Agents offering such Notes. Subject to the foregoing sentence, the Company will promptly cause each Prospectus Supplement to be filed with or transmitted for filing to the Commission in accordance with Rule 424(b) under the Act. The Company will promptly advise the Agents (i) of the filing of any amendment or supplement to the Basic Prospectus (other than filings referred to in clause (i) above) (except that notice of the filing of an amendment or supplement to the Basic Prospectus that merely sets forth the terms or a description of particular Notes shall only be given to the

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Agent or Agents offering such Notes), (ii) of the filing and effectiveness of any amendment to the Registration Statement, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Basic Prospectus or for any additional information in connection with the Registration Statement or the Prospectus, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or notice of suspension of qualification and, if issued, to obtain as soon as possible the withdrawal thereof. If the Basic Prospectus is amended or supplemented as a result of the filing under the Exchange Act of any document incorporated by reference in the Prospectus, no Agent shall be obligated to solicit offers to purchase Notes so long as it is not reasonably satisfied with such document.
(d)	If, at any time when a prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Act) relating to the Notes is required to be delivered under the Act, any event occurs or condition exists as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Act), as then amended or supplemented, is delivered to a purchaser, not misleading, or if, in the opinion of the Agents or in the opinion of the Company, it is necessary at any time to amend or supplement the Prospectus, as then amended or supplemented, to comply with applicable law, the Company will immediately notify the Agents by telephone (with confirmation in writing) to suspend solicitation of offers to purchase Notes and, if so notified by the Company, the Agents shall forthwith suspend such solicitation and cease using the Prospectus, as then amended or supplemented. If the Company shall decide to amend or supplement the Registration Statement or Prospectus, as then amended or supplemented, to comply with the provisions of this Section 3(d), it shall so advise the Agents promptly by telephone (with confirmation in writing) and, at its expense, shall prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, which will be provided to the Agents for review, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Prospectus to the Agents in such quantities as they may reasonably request. If any documents, certificates, opinions and letters furnished to the Agents pursuant to paragraph (i) below and Sections 5(a), 5(b) and 5(c) in connection with the preparation and filing of such amendment or supplement are satisfactory in all respects to the Agents, upon the filing with the Commission of such amendment or supplement to the Prospectus or upon the effectiveness of an amendment to the Registration Statement, the Agents will resume the solicitation of offers to purchase Notes hereunder. Notwithstanding any other provision of this

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Section 3(d), until the distribution of any Notes an Agent may own as principal has been completed, if any event described above in this paragraph (e) occurs, the Company will, at its own expense, forthwith prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, satisfactory in all respects to such Agent, will supply such amended or supplemented Prospectus to such Agent in such quantities as it may reasonably request and shall furnish to such Agent pursuant to paragraph (i) below and Sections 5(a), 5(b) and 5(c) such documents, certificates, opinions and letters as it may request in connection with the preparation and filing of such amendment or supplement.

(e)	The Company will make generally available to its security holders and to the Agents as soon as practicable earning statements that satisfy the provisions of Section 11(a) of the Act and the rules and regulations of the Commission thereunder covering twelve month periods beginning, in each case, not later than the first day of the Company’s fiscal quarter next following the “effective date of the registration statement” (as defined in Rule 158 under the Act) with respect to each sale of Notes. If such fiscal quarter is the last fiscal quarter of the Company’s fiscal year, such earning statement shall be made available not later than 90 days after the close of the period covered thereby and in all other cases shall be made available not later than 45 days after the close of the period covered thereby.

(f)	The Company will furnish, without charge, (i) to each Agent, a signed copy of the Registration Statement, including exhibits and all amendments thereto, and as many copies of the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto as such Agent may reasonably request and (ii) to each Agent that purchases Notes as principal pursuant to a Terms Agreement or solicits an offer to purchase Notes that is accepted by the Company, as many copies of the Prospectus, as then amended or supplemented (including the Time of Sale Prospectus and the Prospectus Supplement relating to the Notes to be purchased pursuant to such Terms Agreement or accepted offer), as such Agent may reasonably request.

(g)	The Company will use its best efforts to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Agents shall reasonably request and to maintain such qualifications for as long as the Agents shall reasonably request, provided that the Company shall not be required in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any state where it is not now so subject.

(h)	The Company shall furnish to the Agents such relevant documents and certificates of officers of the Company relating to the business, operations and affairs of the Company, the Registration Statement, the Time of Sale Prospectus, the Basic Prospectus, any amendments or supplements thereto, the Indenture, the Notes, this Agreement, the Administrative Procedures, any Terms Agreement and the performance by the Company of its obligations hereunder or thereunder as the Agents may from time to time reasonably request.

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(i)	The Company shall notify the Agents promptly in writing of any downgrading, or of its receipt of any notice of any intended or potential downgrading or of any review for possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act.

(j)	The Company will, whether or not any sale of Notes is consummated, pay all reasonable expenses incident to the performance of its obligations under this Agreement and any Terms Agreement, including: (i) the preparation and filing of the Registration Statement and the Prospectus, any preliminary prospectus, the Time of Sale Prospectus, any Issuer Free Writing Prospectus prepared by or on behalf of, used by, or referred to by the Company and all amendments and supplements thereto, (ii) the preparation, issuance and delivery of the Notes, (iii) the fees and disbursements of the Company’s counsel and accountants and of the Trustee and its counsel, (iv) the qualification of the Notes under securities or Blue Sky laws in accordance with the provisions of Section 3(g), including filing fees and the fees and disbursements of counsel for the Agents in connection therewith and in connection with the preparation of any Blue Sky Memoranda, (v) the printing and delivery to the Agents in quantities as hereinabove stated of copies of the Registration Statement and all amendments thereto and of the Prospectus and any amendments or supplements thereto, (vi) the printing and delivery to the Agents of copies of any Blue Sky Memoranda, (vii) any fees charged by rating agencies for the rating of the Notes, (viii) any expenses incurred by the Company in connection with a “road show” presentation to potential investors, (ix) the fees and disbursements of counsel for the Agents incurred in connection with the offering and sale of the Notes, including any opinions to be rendered by such counsel hereunder, and (x) any out-of-pocket expenses incurred by the Agents; provided that any advertising expenses incurred by the Agents shall have been approved by the Company.

(k)	During the period beginning the date of any Terms Agreement and continuing to and including the Settlement Date with respect to such Terms Agreement, the Company will not, without such Agent’s prior written consent, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to such Notes (other than (i) Notes that are to be sold pursuant to such Terms Agreement, (ii) Notes previously agreed to be sold by the Company, (iii) commercial paper issued in the ordinary course of business and (iv) debt securities issued by the Company pursuant to transactions exempt from registration under Section 4(2) of the Act or Rule 506 promulgated thereunder, except as may otherwise be provided in such Terms Agreement) or publicly announce an intention to effect any such transaction.

(l)	Unless otherwise notified by the Agents, the Company will prepare or cause to be prepared a final term sheet (a “Term Sheet”) relating to each offering of the Notes, containing only information that describes the final terms of the Notes or

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the offering, in a form consented to by the Agents, and will file such Term Sheet within the period required by Rule 433(d)(5)(ii) under the Act following the date the final terms have been established for the Notes.
4.	Conditions of the Obligations of the Agents. Each Agent’s obligation to solicit offers to purchase Notes as agent of the Company, each Agent’s obligation to purchase Notes pursuant to any Terms Agreement and the obligation of any other purchaser to purchase Notes will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of the Company’s officers made in each certificate furnished pursuant to the provisions hereof and to the performance and observance by the Company of all covenants and agreements herein contained on its part to be performed and observed at the time the Company accepts the offer to purchase such Notes and at the time of issuance and delivery thereof and to the following additional conditions precedent when and as specified:
(a)	Prior to such solicitation or purchase, as the case may be:
(i)	if filing of the Prospectus, or any supplement thereto, is required pursuant to Rule 424(b), the Prospectus, and any such supplement, will be filed in the manner and within the time period required by Rule 424(b); and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Company or any Agent, threatened by the Commission, and any request of the Commission for additional information (to be included in the Registration Statement, the Prospectus or the Time of Sale Prospectus, or otherwise in connection with the Registration Statement, the Prospectus or the Time of Sale Prospectus) or for an amendment to the Registration Statement shall have been complied with to the satisfaction of the Agents;

(ii)	the Registration Statement, Prospectus or Time of Sale Prospectus, or any amendment or supplement thereto, shall not contain an untrue statement of fact which in the opinion of the Agents is material, or omit a fact which in the opinion of the Agents is material and is required to be stated therein or is necessary to make the statements therein (in the case of the Prospectus and Time of Sale Prospectus, in the light of the circumstances under which they were made) not misleading;

(iii)	except as contemplated in the Time of Sale Prospectus, subsequent to the respective dates as of which information is given on the Registration Statement, as amended or supplemented, and the Time of Sale Prospectus (a) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business and (b) there shall not have been any change, on a consolidated basis, in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, or any change in the condition (financial or other), business, prospects, net worth or results of operations of the Company and its subsidiaries (taken as a

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whole), that, with respect to each of clauses (a) and (b) of this Section 4(a)(iii), in the judgment of the relevant Agent, is so materially adverse as to make it impracticable or inadvisable to offer or deliver the Notes on the terms and in the manner contemplated by the Time of Sale Prospectus; and
(iv)	none of the following shall have occurred: (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the American Stock Exchange shall have occurred, (b) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange shall have occurred (c) a general moratorium on commercial banking activities shall have been declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred, (d) any downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act or any such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities, or (e) the outbreak or material escalation of major hostilities involving the United States or the declaration by the United States of a national emergency or war shall have occurred or (f) the occurrence of any other substantial national or international calamity or crisis or any substantial change in financial, political or economic conditions in the United States or elsewhere, if the effect of such event specified in clause (e) or (f), in the judgment of the relevant Agent, makes it impracticable or inadvisable to proceed with the public offering or delivery of the Notes on the terms and in the manner contemplated in the Prospectus, as amended or supplemented at the time of such solicitation or the Time of Sale Prospectus at the Time of Sale.
(b)	On the Commencement Date and, if called for by any Terms Agreement, on the corresponding Settlement Date, the relevant Agents shall have received:
(i)	The opinion, dated as of such date, of Jones Day, outside counsel for the Company, in a form reasonably acceptable to the relevant Agents, covering the matters set forth on Annex I hereto.

(ii)	The opinion of the General Counsel of the Company, or other Company counsel acceptable to the Agents, dated as of such date, to the effect that:
(A)	The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and the Time of Sale Prospectus, if applicable, and is qualified to do business in each state in which it owns or leases real property, except where the failure to be so qualified, considering all such cases in the

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aggregate, does not involve a material risk to the business, properties, financial position or results of operations of the Company and its subsidiaries (taken as a whole);
(B)	each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) organized under the laws of a jurisdiction within the United States (collectively referred to as the “Domestic Subsidiaries”) is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; each of the Domestic Subsidiaries has corporate power and authority to own its properties and to conduct its business as described in the Prospectus and the Time of Sale Prospectus, if applicable, and is qualified to do business in each state in which it owns or leases real property, except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of the operations of the Company and its Domestic Subsidiaries (taken as a whole); all of the outstanding shares of capital stock of each of the Domestic Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and (except as otherwise stated in the Prospectus and the Time of Sale Prospectus, if applicable) are owned beneficially by the Company; and

(C)	each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) organized under the laws of a jurisdiction outside of the United States (collectively referred to as the “Significant Foreign Subsidiaries”) has been duly organized and is in good standing under the laws of its respective jurisdiction of incorporation; each of the Significant Foreign Subsidiaries has full power and authority (corporate and other) to conduct its business as described in the Prospectus and the Time of Sale Prospectus, if applicable; each of the Significant Foreign Subsidiaries is not, and is not required to be, registered or qualified to do business as a foreign corporation under the laws of any jurisdiction other than its jurisdiction of incorporation, and all of the outstanding shares of capital stock of each of the Significant Foreign Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and (except for shareholders’ or directors’ qualifying shares) are owned, directly, or indirectly, by the Company subject to no security interest, other encumbrance, or adverse claim.
(iii)	The opinion, dated as of such date, of Sullivan & Cromwell LLP, counsel for the Agents, with respect to the incorporation of the Company, the validity of the Notes, the Registration Statement, the Prospectus, the Time of Sale Prospectus, and other related matters as the Agents may reasonably

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request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
          The opinion of Jones Day described in paragraph (b)(i) above shall be rendered to the Agents at the request of the Company and shall so state therein.
(c)	On the Commencement Date and, if called for by any Terms Agreement, on the corresponding Settlement Date, the relevant Agents shall have received a certificate, dated the Commencement Date or such Settlement Date, as the case may be, and signed by the Chairman of the Board, the President or a Vice President and by the principal financial or accounting officer to the effect that, to the best of their knowledge based upon reasonable investigation:
(i)	the representations and warranties of the Company contained in this Agreement are true and correct as of such date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before such date;

(ii)	no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or is threatened by the Commission; and

(iii)	since the effective date of the Registration Statement, there has occurred no event required to be set forth in an amendment or supplement to the Registration Statement, Prospectus or Time of Sale Prospectus that has not been so set forth, and there has been no document required to be filed under the Exchange Act and the rules and regulations thereunder that upon such filing would be deemed to be incorporated by reference in the Prospectus and the Time of Sale Prospectus that has not been so filed.
          The officers signing and delivering such certificate may rely upon the best of their knowledge as to proceedings threatened.
(d)	On the Commencement Date and, if called for by any Terms Agreement, on the corresponding Settlement Date, PricewaterhouseCoopers LLP and/or Deloitte & Touche LLP, independent public accountants, shall have furnished to the relevant Agents a letter or letters, dated the Commencement Date or such Settlement Date to the effect set forth in Annex II hereto.

(e)	On the Commencement Date and on each Settlement Date, the Company shall have furnished to the relevant Agents such appropriate further information, certificates and documents as they may reasonably request.
5.	Additional Agreements of the Company. (a) Each time the Registration Statement or Prospectus is amended or supplemented (other than by an amendment or supplement (i) solely setting forth the terms of any securities registered thereunder other than the Notes, (ii) solely as a result of the filing of any of the Company’s periodic filings with the

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Commission required to be filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or (iii) providing solely for a change in the interest rates, redemption provisions, amortization schedules or maturities offered on the Notes or for a change the Agents deem to be immaterial), the Company will deliver or cause to be delivered forthwith to each Agent a certificate, dated the date of such amendment or supplement, as the case may be, in form reasonably satisfactory to the Agents, of the same tenor as the certificate referred to in Section 4(c), and signed by officers as required in such Section, relating to the Registration Statement or the Prospectus as amended or supplemented to the time of delivery of such certificate.
(b)	Each time the Company furnishes a certificate pursuant to Section 5(a), the Company will furnish or cause to be furnished forthwith to each Agent a written opinion of independent counsel for the Company. Any such opinion shall be dated the date of such amendment or supplement, as the case may be, shall be in a form satisfactory to the Agents and shall be of the same tenor as the opinion referred to in Section 4(b)(i), but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. In lieu of such opinion, counsel last furnishing such an opinion to an Agent may furnish to each Agent a letter to the effect that such Agent may rely on such last opinion to the same extent as though it were dated the date of such letter (except that statements in such last opinion will be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented to the time of delivery of such letter).

(c)	Each time the Registration Statement or the Prospectus is amended or supplemented to set forth amended or supplemental financial information or such amended or supplemental information is incorporated by reference in the Prospectus (other than solely as a result of the filing of any of the Company’s periodic filings with the Commission required to be filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act), the Company shall cause its independent public accountants forthwith to furnish each Agent with a letter, dated the date of such amendment or supplement, as the case may be, in form satisfactory to the Agents, of the same tenor as the letter referred to in Section 4(d), with regard to the amended or supplemental financial information included or incorporated by reference in the Registration Statement or the Prospectus as amended or supplemented to the date of such letter.
6.	Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Agent and each person, if any, who controls any Agent within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any Agent or any such controlling person in connection with defending or investigating any such action or claim) based upon, arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any Issuer Free Writing Prospectus, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Act,

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or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or based upon, arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to such Agent furnished to the Company in writing by such Agent expressly for use therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.
(b)	Each Agent agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Agent, but only with reference to information relating to such Agent furnished to the Company in writing by such Agent expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any Issuer Free Writing Prospectus or the Prospectus or any amendments or supplements thereto. This indemnity agreement will be in addition to any liability which any applicable Agent may otherwise have.

(c)	In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Agents that are indemnified parties, in the case of parties indemnified pursuant to paragraph (a) above, and by the Company, in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if

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settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of or consent to the entry of any judgment with respect to any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless (i) such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)	To the extent the indemnification provided for in paragraph (a) or (b) of this Section 6 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein in connection with any offering of Notes, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and each Agent on the other hand from the offering of such Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and each Agent on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and each Agent on the other hand in connection with the offering of such Notes shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Notes (before deducting expenses) received by the Company bear to the total discounts and commissions received by each Agent in respect thereof. The relative fault of the Company on the one hand and each Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Each Agent’s obligation to contribute pursuant to this Section 6 shall be several in the

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proportion that the principal amount of the Notes the sale of which by or through such Agent gave rise to such losses, claims, damages or liabilities bears to the aggregate principal amount of the Notes the sale of which by or through any Agent gave rise to such losses, claims, damages or liabilities, and not joint.

(e)	The Company and the Agents agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) of this Section 6. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) of this Section 6 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, no Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Notes referred to in paragraph (d) of this Section 6 that were offered and sold to the public through such Agent exceeds the amount of any damages that such Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)	The indemnity and contribution provisions contained in this Section 6, representations, warranties and other statements of the Company, its officers and the Agents set forth in or made pursuant to this Agreement or any Terms Agreement will remain in full force and effect regardless of (i) any termination of this Agreement or any such Terms Agreement, (ii) any investigation made by or on behalf of any Agent or any person controlling any Agent or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Notes.
7.	Position of the Agents. In acting under this Agreement and in connection with the sale of any Notes by the Company (other than Notes sold to an Agent pursuant to a Terms Agreement), each Agent is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust with any purchaser of Notes. An Agent shall make reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Notes has been solicited by such Agent and accepted by the Company, but such Agent shall not have any liability to the Company in the event any such purchase is not consummated for any reason. If the Company shall default in its obligations to deliver Notes to a purchaser whose offer it has accepted, the Company shall hold the relevant Agent harmless against any loss, claim, damage or liability arising from or as a result of such default and shall, in particular, pay to such Agent the commission it would have received had such sale been consummated.

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8.	Termination. This Agreement may be terminated at any time by the Company or, as to any Agent, by the Company or such Agent upon the giving of written notice of such termination to the other parties hereto, but without prejudice to any rights, obligations or liabilities of any party hereto accrued or incurred prior to such termination. The termination of this Agreement shall not require termination of any Terms Agreement, and the termination of any such Terms Agreement shall not require termination of this Agreement. If this Agreement is terminated, the provisions of the third paragraph of Section 2(a), Section 2(f), the last sentence of Section 3(d), and Sections 3(e), 3(j), 6, 7, 9, 11 and 13 shall survive; provided that if at the time of termination an offer to purchase Notes has been accepted by the Company but the time of delivery to the purchaser or its agent of such Notes has not occurred, the provisions of Sections 2(b), 2(c), 3(c), 3(g), 3(h), 3(i), 3(k), 4 and 5 shall also survive until such delivery has been made.

9.	Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Morgan Stanley & Co. Incorporated, will be mailed, delivered or telefaxed and confirmed to Morgan Stanley & Co. Incorporated at 1585 Broadway, 2nd Floor, New York, New York 10036, Attention: Manager — Continuously Offered Products (telefax number: 212-761-0780), with a copy to l585 Broadway, New York, New York 10036, 36th floor, Attention: Investment Banking Information Center (telefax number: 212-761-0260), if sent to Citigroup Global Markets Inc., will be mailed, delivered or telefaxed and confirmed to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: Managing Director, Syndicate (telefax number: 212-816-7912), if sent to Goldman, Sachs & Co., will be mailed, delivered or telefaxed and confirmed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Credit Department, Credit Control — Medium-Term Notes (telefax number: 212-357-8680), if sent to ABN AMRO Incorporated, will be mailed, delivered or telefaxed and confirmed to ABN AMRO Incorporated, 55 East 52nd Street — 6th Floor, New York, New York 10055, Attention: Medium Term Note Desk (telefax number: 212-409-5256), if sent to Banc of America Securities LLC, will be mailed, delivered or telefaxed and confirmed to Banc of America Securities LLC at 9 West 57th Street, Floor 2M, New York, New York 10019, Attention: Transaction Management (telefax number: 212-847-5184), and if sent to KeyBanc Capital Markets Inc., will be mailed, delivered or telefaxed and confirmed to KeyBanc Capital Markets Inc., 127 Public Square, Cleveland, Ohio 44114, Attention: Ann Schiavone - Debt Capital Markets (telefax number: 216-433-3801) or, if sent to the Company, will be mailed, delivered or telefaxed and confirmed to the Company at 6035 Parkland Boulevard, Cleveland, Ohio 44124, Attention: Treasurer (telefax number: 216-481-4057).

10.	Successors. This Agreement and any Terms Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 6 and the purchasers of Notes (to the extent expressly provided in Section 4), and no other person will have any right or obligation hereunder.

11.	Amendments. This Agreement may be amended or supplemented if, but only if, such amendment or supplement is in writing and is signed by the Company and each Agent; provided that the Company may from time to time, on one day prior written notice to the

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Agents but without the consent of any Agent, amend this Agreement to add as a party hereto one or more additional firms registered under the Exchange Act, whereupon each such firm shall become an Agent hereunder on the same terms and conditions as the other Agents that are parties hereto. The Agents shall sign any amendment or supplement giving effect to the addition of any such firm as an Agent under this Agreement.

12.	Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.	Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.	Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.	Entire Agreement. This Agreement and the exhibits and annexes hereto constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede the Amended and Restated U.S. Distribution Agreement, dated November 17, 2003, among the Company, Morgan Stanley & Co. Incorporated, Citicorp Global Markets, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Banc of America Securities LLC and McDonald Investments Inc.
(Signatures are on the following pages.)

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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and you.

Very truly yours, PARKER-HANNIFIN CORPORATION
By:	/s/ Timothy K. Pistell
	Name:	Timothy K. Pistell
	Title:	Executive Vice President—Finance and Administration and Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Yuri Slyz
	Name:	Yuri Slyz
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Brian D. Bednarski
	Name:	Brian D. Benarski
	Title:	Director

GOLDMAN, SACHS & CO.
By:	/s/ Goldman, Sachs & Co.

(Distribution Agreement)

ABN AMRO INCORPORATED
By:	/s/ William J. Haley
	Name:	William J. Haley
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC
By:	/s/ Lily Chang
	Name:	Lily Chang
	Title:	Principal

KEYBANC CAPITAL MARKETS INC.
By:	/s/ Eric N. Peiffer
	Name:	Eric N. Peiffer
	Title:	Managing Director

(Distribution Agreement)

ANNEX I
(1)	The Indenture has been authorized by all necessary corporate action of, and executed and delivered by, the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(2)	The Notes have been authorized by all necessary corporate action of, and executed by, the Company, and, when the Notes are authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of the Agreement, will have been validly issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3)	Each of the Agreement and, if applicable, any Written Terms Agreement, has been authorized by all necessary corporate action of, and executed and delivered by, the Company.

(4)	The (i) execution, delivery, and performance of the Agreement by the Company, (ii) issuance and sale of the Notes by the Company and (iii) compliance with the terms and provisions thereof by the Company will not violate any law or regulation known to us to be generally applicable to transactions of this type, or any order or decree of any court, arbitrator or governmental agency that is binding upon the Company or its property or violate or result in a default under any of the terms and provisions of the charter documents of the Company or any agreement to which the Company is a party or bound (the opinion being limited (i) to those orders and decrees identified on an exhibit attached to the opinion and to those agreements identified on an exhibit attached to the opinion, and (ii) in that we express no opinion with respect to any violation (a) not readily ascertainable from the face of any such order, decree or agreement, (b) arising under or based upon any cross default provision insofar as it relates to a default under an agreement not identified on an exhibit attached to the opinion, or (c) arising as a result of any violation of any agreement or covenant by failure to comply with any financial or numerical requirement requiring computation).

(5)	No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required in connection with the issuance or sale of the Notes by the Company, except as may be required under (i) state securities or blue sky laws or (ii) the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 or the Trust Indenture Act of 1939.

(6)	Except as otherwise disclosed in the Prospectus, to our actual knowledge (as defined in the opinion), there is no litigation nor any governmental proceedings, pending or threatened, that would be required to be described in the Prospectus.

(7)	The statements contained in the Prospectus under the captions “Description of Notes” and “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize legal matters or provisions of documents referred to therein, present fair summaries of such legal matters and documents.
     The opinion will be subject to customary qualifications, limitations and assumptions.
     We have participated in the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus (certain of the documents incorporated by reference in the Registration Statement, Time of Sale Prospectus and Prospectus, having previously been prepared and filed by the Company without our participation). From time to time we have had discussions with certain officers, directors and employees of the Company, with representatives of PricewaterhouseCoopers LLP and/or Deloitte & Touche LLP, the independent registered public accounting firms who examined certain of the financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, Time of Sale Prospectus and Prospectus, with your representatives and your counsel concerning the information contained in or incorporated by reference in the Registration Statement, Time of Sale Prospectus and Prospectus, and the proposed responses to various items in Form S-3. Based solely upon our participation and discussions described above, we are of the view that the Registration Statement (including all information deemed to be part of and included therein pursuant to Rule 430B under the Securities Act, as of                      ___, 20___, which is the date you have identified as the earlier of the date the Time of Sale Prospectus was first used or the date of the first contract of sale of the Notes (such date, the “Effective Date”), and the Prospectus, as of its date, complied as to form in all material respects to the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, except that we express no view with respect to (i) the financial statements, financial schedules and other financial data included or incorporated by reference therein or (ii) the information referred to under the caption “Experts” as having been included or incorporated by reference therein on the authority of PricewaterhouseCoopers LLP and/or Deloitte & Touche LLP as experts.

     We have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness (except as and to the extent set forth in paragraph (7) above) of the information included or incorporated by reference in the Registration Statement, Time of Sale Prospectus and Prospectus. Based on the participation and discussions set forth above, however, no facts have come to our attention that cause us to believe that the Registration Statement (including all information deemed to be part of and included therein pursuant to Rule 430B under the Securities Act), as of the Effective Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, that the Time of Sale Prospectus, as of __:00 [a.m.] [p.m.] on                      ___, 20___(which is the time that you have informed us was prior to the first contract of sale of any Notes by the Agents), included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that the Prospectus, as of its date or on the date hereof, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no view with respect to (i) the financial statements, financial schedules and other financial data included or incorporated by reference therein or (ii) the information referred to under the caption “Experts” as having been included or incorporated by reference therein on the authority of PricewaterhouseCoopers LLP and/or Deloitte & Touche LLP as experts.

ANNEX II
(1)	They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Act and the published rules and regulations thereunder.

(2)	In their opinion, the consolidated financial statements and schedules audited by them and included or incorporated by reference in the Registration Statement, Prospectus and Time of Sale Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act or the Exchange Act, as applicable, and the published rules and regulations thereunder.

(3)	On the basis of procedures referred to in such letter, including a reading of the latest available interim financial statements of the Company and inquiries of officials of the Company responsible for financial and accounting matters, nothing caused them to believe that:

(A)	any unaudited financial statements included or incorporated in the Prospectus and the Time of Sale Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the published rules and regulations thereunder or are not stated on a basis substantially consistent with that of the audited financial statements included in the Company’s most recent Annual Report on Form 10-K; or

(B)	at a specified date not more than five days prior to the date of such letter, there was any change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries or any decrease in consolidated net current assets or net assets as compared with amounts shown in the most recent unaudited balance sheet included or incorporated by reference in the Prospectus and the Time of Sale Prospectus, except in all cases for changes or decreases which the Prospectus and the Time of Sale Prospectus disclose have occurred or may occur or as may be set forth in such letter; or

(C)	for the period from the date of the most recent unaudited balance sheet included or incorporated by reference in the Prospectus and the Time of Sale Prospectus to a subsequent specified date not more than five days prior to the date of such letter, there was any decrease, as compared with the

II-1

corresponding period of the previous year and with the period of corresponding length ended the date of such unaudited balance sheet, in consolidated net sales, consolidated net income before taxes, or net income, except in all cases for changes or decreases which the Prospectus and the Time of Sale Prospectus disclose have occurred or may occur or as may be set forth in such letter.

(4)	In addition to their examination referred to in their report included or incorporated by reference in the Registration Statement and Prospectus and Time of Sale Prospectus and the procedures referred to in (3) above, they have carried out certain other specified procedures, not constituting an audit, with respect to certain of the dollar amounts, percentages and other financial information to be agreed upon by the Company and the Agents (in each case to the extent that such dollar amounts, percentages and other financial information, are derived directly or by analysis or computation, from the general accounting records of the Company and its subsidiaries) that are included or incorporated by reference in the Prospectus and Time of Sale Prospectus and appear or are incorporated by reference in the Company’s Annual Report on Form 10-K under the captions “Item 1. — Business”, “Item 6. — Selected Financial Data”, and “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and have found such dollar amounts, percentages and financial information to be in agreement with the general accounting records of the Company and its subsidiaries.

II-2

EXHIBIT A
PARKER-HANNIFIN CORPORATION
MEDIUM-TERM NOTES, SERIES A
TERMS AGREEMENT
                          20
PARKER-HANNIFIN CORPORATION
6035 Parkland Boulevard
Cleveland, OH 44124
Attention:
Re:	Amended and Restated U.S. Distribution Agreement, dated September 17, 2007, among Parker-Hannifin Corporation and the Agents party thereto (the “Distribution Agreement“)
          We agree to purchase your Medium-Term Notes, Series A (the “Notes”), having the terms set forth below. The offering of the Notes will be made pursuant to a Base Prospectus dated May 24, 2007, as amended by a Prospectus Supplement dated [__], [and the issuer free writing prospectuses set forth on Schedule I hereto]. The “Time of Sale” for purposes of the Distribution Agreement shall be [__] [a.m.] [p.m.] on [_______], 20_.
          [We agree to purchase, severally and not jointly, the principal amount of Notes set forth below opposite our names:]

Principal Amount
Name	of Notes
[Name of relevant Agent(s)]
[Insert syndicate list][1]
Total	$

[1]	Delete if the transaction will not be syndicated.

          The Notes shall have the following terms:

All Notes:	Fixed Rate Notes:	Floating Rate Notes:
Principal amount:	Interest Rate:	Base rate:

Purchase price:	Applicability of modified payment upon acceleration:	Index maturity:

Price to public:	If yes, state issue price:	Spread:

Settlement date and time:		Spread multiplier:

Place of delivery:	Amortization schedule:	Alternate rate event spread:

Specified currency:		Initial interest rate:

Maturity date:		Initial interest reset date:

Initial accrual period OID:		Interest reset dates:

Total amount of OID:		Interest reset period:

Original yield to maturity:		Maximum interest rate:

Optional repayment date(s):		Minimum interest rate:

Optional redemption date(s):		Interest payment period:

Initial redemption date:		Interest payment dates:

Initial redemption percentage:		Calculation agent:

Annual redemption percentage decrease:

Other terms:
          The provisions of Sections 1, 2(b) and 2(c) and 3 through 6 and 9 through 13 of the Distribution Agreement and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein.
          [If on the Settlement Date any one or more of the Agents shall fail or refuse to purchase Notes that it has or they have agreed to purchase on such date, and the aggregate amount of Notes which such defaulting Agent or Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of the Notes to be purchased on such date, the other Agents shall be obligated severally in the proportions that the amount of Notes set forth opposite their respective names above bears to the aggregate amount of Notes set forth opposite the names of all such non-defaulting Agents, or in such other proportions as                      may specify, to purchase the Notes which such defaulting Agent or Agents agreed but failed or refused to purchase on such date; provided that in no event shall the amount of Notes that any Agent has agreed to purchase pursuant to this Agreement be increased pursuant to this paragraph by an amount in excess of one-ninth of such amount of Notes without the written consent of such Agent. If on the Settlement Date any Agent or Agents shall fail or refuse to purchase Notes and the aggregate amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate amount of Notes to be purchased on such date, and arrangements satisfactory to ___________ and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Agent or the Company. In any such case either ___________ or the Company shall have the right to postpone the Settlement Date but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Agent from liability in respect of any default of such Agent under this Agreement.]2
          This Agreement is subject to termination on the terms incorporated by reference herein. If this Agreement is so terminated, the provisions of Sections 3(j), 6, 9, 11 and 13 of the Distribution Agreement shall survive for the purposes of this Agreement.
          The following information, opinions, certificates, letters and documents referred to in Section 4 of the Distribution Agreement will be required: _________________

[NAME OF RELEVANT AGENT(S)]
By:
Name:
Title:

Accepted: PARKER-HANNIFIN CORPORATION
By:
Name:
Title:

[2]	Delete if the transaction will not be syndicated.

Schedule I to Terms Agreement
Issuer Free Writing Prospectuses
Included in Time of Sale Prospectus

I-1

EXHIBIT B
PARKER-HANNIFIN CORPORATION

MEDIUM-TERM NOTES, SERIES A

ADMINISTRATIVE PROCEDURES
          Explained below are the administrative procedures and specific terms of the offering of Medium-Term Notes, Series A (the “Notes”), on a continuous basis by Parker-Hannifin Corporation (the “Company”) pursuant to the Amended and Restated U.S. Distribution Agreement, dated as of September 17, 2007 (the “Distribution Agreement”) among the Company and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Banc of America Securities LLC and KeyBanc Capital Markets Inc. (the “Agents”). The Notes will be issued under an Indenture dated, as of May 3, 1996 (the “Indenture”), between the Company and Wells Fargo Bank, N.A. (as successor to National City Bank), as trustee (the “Trustee”). In the Distribution Agreement, the Agents have agreed to use reasonable efforts to solicit purchases of the Notes, and the administrative procedures explained below will govern the issuance and settlement of any Notes sold through an Agent, as agent of the Company. An Agent, as principal, may also purchase Notes for its own account, and if requested by such Agent, the Company and such Agent will enter into a terms agreement (a “Terms Agreement”), as contemplated by the Distribution Agreement. The administrative procedures explained below will govern the issuance and settlement of any Notes purchased by an Agent, as principal, unless otherwise specified in the applicable Terms Agreement.
          The Trustee will be the Registrar, Calculation Agent, Authenticating Agent and Paying Agent for the Notes and will perform the duties specified herein. Each Note will be represented by either a Global Security (as defined below) delivered to the Trustee, as agent for The Depository Trust Company (“DTC”), and recorded in the book-entry system maintained by DTC (a “Book-Entry Note”) or a certificate delivered to the holder thereof or a person designated by such holder (a “Certificated Note”). Except as set forth in the Indenture, an owner of a Book-Entry Note will not be entitled to receive a Certificated Note.
          Book-Entry Notes, which may be payable only in U.S. dollars, will be issued in accordance with the administrative procedures set forth in Part I hereof as they may subsequently be amended as the result of changes in DTC’s operating procedures. Certificated Notes will be issued in accordance with the administrative procedures set forth in Part II hereof. Unless otherwise defined herein, terms defined or used in the Indenture, the Notes or any prospectus supplement relating to the Notes shall be used herein as therein used or defined.
          The Company will advise the Agents in writing of the employees of the Company with whom the Agents are to communicate regarding offers to purchase Notes and the related settlement details.

PART I: ADMINISTRATIVE PROCEDURES FOR BOOK-ENTRY NOTES
          In connection with the qualification of the Book-Entry Notes for eligibility in the book-entry system maintained by DTC, the Trustee will perform the custodial, document control and administrative functions described below, in accordance with its respective obligations under a Blanket Letter of Representation from the Company and the Trustee to DTC, dated as of November 17, 2003, and a Medium-Term Note Certificate Agreement between the Trustee and DTC, dated as of March 22, 1989 (the "MTN Certificate Agreement"), and its obligations as a participant in DTC, including DTC’s Same-Day Funds Settlement System (“SDFS”).

Issuance:	On any date of settlement (as defined beside the caption “Settlement” below) for one or more Book-Entry Notes, the Company will issue a single global security in fully registered form without coupons (a “Global Security") representing up to U.S. $500,000,000 principal amount of all such Notes that have the same Original Issue Date, Maturity Date and other terms. Each Global Security will be dated and issued as of the date of its authentication by the Trustee. Each Global Security will bear an “Interest Accrual Date,” which will be (i) with respect to an original Global Security (or any portion thereof), its original issuance date and (ii) with respect to any Global Security (or any portion thereof) issued subsequently upon exchange of a Global Security, or in lieu of a destroyed, lost or stolen Global Security, the most recent Interest Payment Date to which interest has been paid or duly provided for on the predecessor Global Security (or if no such payment or provision has been made, the original issuance date of the predecessor Global Security), regardless of the date of authentication of such subsequently issued Global Security. Book-Entry Notes may be payable only in U.S. dollars. No Global Security will represent any Certificated Note

Denominations:	Book-Entry Notes will be issued in principal amounts of U.S. $1,000 or any amount in excess thereof that is an integral multiple of U.S. $1,000, unless otherwise indicated in any applicable Issuer Free Writing Prospectus, Term Sheet or Pricing Supplement. Global Securities will be denominated in principal amounts not in excess of U.S. $500,000,000. If one or more Book-Entry Notes having an aggregate principal amount in excess of $500,000,000 would, but for the preceding sentence, be represented by a single Global Security, then one Global Security will be issued to represent each U.S. $500,000,000 principal amount of such Book-Entry Note or Notes and an additional Global Security will be issued to represent any remaining principal amount of such Book-Entry Note or Notes. In such a case, each of the Global

Securities representing such Book-Entry Note or Notes shall be assigned the same CUSIP number.

Preparation of Pricing Supplement:	If any offer to purchase a Book-Entry Note is accepted by or on behalf of the Company, the Company will prepare a free writing prospectus, and/or Term Sheet, if applicable, and a pricing supplement (a “Pricing Supplement") reflecting the terms of such Note. The Company (i) will arrange to file such Term Sheet and Pricing Supplement with, in the case of any free writing prospectus and/or Term Sheet, Rule 433 under the Securities Act and, in the case of the Pricing Supplement, the Commission in accordance with the applicable paragraph of Rule 424(b) under the Act and (ii) will, with respect to each of the free writing prospectus and/or Term Sheet, as soon as possible and in any event not later than the date on which the applicable document is filed with the Commission, deliver the number of copies of such Pricing Supplement to the relevant Agent as such Agent shall request. The Agent will cause the free writing prospectus and/or Term Sheet, if applicable, and the Pricing Supplement to be delivered, or otherwise made available, to the purchaser of the Note.

In each instance that a Pricing Supplement is prepared, the relevant Agent will affix the Pricing Supplement to Prospectuses prior to their use. Outdated free writing prospectuses, Term Sheets, Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:	The receipt by the Company of immediately available funds in payment for a Book-Entry Note and the authentication and issuance of the Global Security representing such Note shall constitute “settlement” with respect to such Note. All offers accepted by the Company will be settled on the third Business Day next succeeding the date of acceptance, unless the Company accepts an offer to purchase Notes after 4:30 p.m. on such date in which case settlement will occur on the fourth Business Day next succeeding such date of acceptance, pursuant to the timetable for settlement set forth below, unless the Company and the purchaser agree to settlement on another day, which shall be no earlier than the next Business Day.

Settlement Procedures:	Settlement Procedures with regard to each Book-Entry Note sold by the Company to or through an Agent (unless otherwise specified pursuant to a Terms Agreement) shall be as follows:

A. The relevant Agent will advise the Company by telephone that such Note is a Book-Entry Note and of the following settlement information:

1. Principal amount.

2. Maturity Date.

3. In the case of a Fixed Book-Entry Note, the Interest Rate, whether such Note will pay interest annually or semiannually and whether such Note is an Amortizing Note, and, if so, the amortization schedule, or, in the case of a Floating Rate Book-Entry Note, the Initial Interest Rate (if known at such time), Interest Payment Date(s), Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Interest Reset Period, Initial Interest Reset Date, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and the Alternate Rate Event Spread (if any).

4. Redemption or repayment provisions (if any).

5. Settlement date and time (Original Issue Date).

6. Interest Accrual Date.

7. Price.

8. Agent’s commission (if any) determined as provided in the Distribution Agreement.

9. Whether the Note is an Original Issue Discount Note (an “OID Note”), and if it is an OID Note, the total amount of OID, the yield to maturity, the initial accrual period OID and the applicability of Modified Payment upon Acceleration (and, if so, the Issue Price).

10. Whether the Note is an Indexed Note, and if it is an Indexed Note, the Denominated

Currency, the Indexed Currency or Currencies, the Payment Currency, the Exchange Rate Agent, the Reference Dealers, the Face Amount, the Fixed Amount of each Indexed Currency, the Aggregate Fixed Amount of each Indexed Currency and the Authorized Denominations (if other than U.S. dollars).

11. Whether the Note is a Renewable Note, and if it is a Renewable Note, the Initial Maturity Date and the Final Maturity Date.

12. Whether the Company has the option to extend the Original Maturity Date of the Note, and, if so, the Final Maturity Date of such Note.

13. Whether the Company has the option to reset the Interest Rate, the Spread or the Spread Multiplier of the Note.

14. Any other applicable terms.

B. The Company will advise the Trustee by telephone or electronic transmission (confirmed in writing at any time on the same date) of the information set forth in Settlement Procedure “A” above. The Trustee will then assign a CUSIP number to the Global Security representing such Note and will notify the Company and the relevant Agent of such CUSIP number by telephone as soon as practicable

C. The Trustee will enter a pending deposit message through DTC’s Participant Terminal System, providing the following settlement information to DTC, the relevant Agent and Standard & Poor’s Corporation:

1. The information set forth in Settlement Procedure “A”.

2. The Initial Interest Payment Date for such Note, the number of days by which such date succeeds the related DTC Record Date (which in the case of Floating Rate Notes which reset daily or weekly, shall be the date five calendar days immediately preceding the applicable Interest Payment Date and, in the case of all other Notes, shall be the Record Date as defined in the Note) and, if known, the amount of interest payable on such Initial Interest Payment Date.

3. The CUSIP number of the Global Security representing such Note.

4. Whether such Global Security will represent any other Book-Entry Note (to the extent known at such time).

5. Whether such Note is an Amortizing Note (by an appropriate notation in the comments field of DTC’s Participant Terminal System).

6. The number of participant accounts to be maintained by DTC on behalf of the relevant Agent and the Trustee.

D. The Trustee will complete and authenticate the Global Security representing such Note.

E. DTC will credit such Note to the Trustee’s participant account at DTC.

F. The Trustee will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Note to the Trustee’s participant account and credit such Note to the relevant Agent’s participant account and (ii) debit such Agent’s settlement account and credit the Trustee’s settlement account for an amount equal to the price of such Note less such Agent’s commission (if any). The entry of such a deliver order shall constitute a representation and warranty by the Trustee to DTC that (a) the Global Security representing such Book-Entry Note has been issued and authenticated and (b) the Trustee is holding such Global Security pursuant to the MTN Certificate Agreement.

G. Unless the relevant Agent is the end purchaser of such Note, such Agent will enter an SDFS deliver order through DTC’s Participant Terminal System instructing DTC (i) to debit such Note to such

Agent’s participant account and credit such Note to the participant accounts of the Participants with respect to such Note and (ii) to debit the settlement accounts of such Participants and credit the settlement account of such Agent for an amount equal to the price of such Note.

H. Transfers of funds in accordance with SDFS deliver orders described in Settlement Procedures “F” and “G” will be settled in accordance with SDFS operating procedures in effect on the settlement date.

I. The Trustee will credit to the account of the Company maintained at Key Bank National Association Cleveland, Ohio, in immediately available funds the amount transferred to the Trustee in accordance with Settlement Procedure “F”.

J. Unless the relevant Agent is the end purchaser of such Note, such Agent will confirm the purchase of such Note to the purchaser either by transmitting to the Participants with respect to such Note a confirmation order or orders through DTC’s institutional delivery system or by mailing a written confirmation to such purchaser.

K. The Trustee will send to the Company upon request a statement setting forth the principal amount of Notes outstanding as of that date under the Indenture and setting forth a brief description of any sales of which the Company has advised the Trustee that have not yet been settled.

Settlement Procedures Timetable:	For sales by the Company of Book-Entry Notes to or through an Agent (unless otherwise specified pursuant to a Terms Agreement) for settlement on the first Business Day after the sale date, Settlement Procedures “A” through “J” set forth above shall be completed as soon as possible but not later than the respective times in New York City set forth below:

Settlement

Procedure	Time
A	11:00 a.m. on sale date
B	12:00 Noon on sale date
C	2:00 p.m. on sale date
D	9:00 a.m. on settlement date
E	10:00 a.m. on settlement date
F-G	2:00 p.m. on settlement date
H	4:45 p.m. on settlement date
I-J	5:00 p.m. on settlement date

If a sale is to be settled more than a Business Day after the sale date, Settlement Procedures “A,” “B” and “C” shall be completed as soon as practicable but no later than 11:00 a.m., 12:00 Noon and 2:00 p.m., respectively, on the first Business Day after the sale date. If the Initial Interest Rate for a Floating Rate Book-Entry Note has not been determined at the time that Settlement Procedure “A” is completed, Settlement Procedures “B” and “C” shall be completed as soon as such rate has been determined but no later than 12:00 Noon and 2:00 p.m., respectively, on the first Business Day before the settlement date. Settlement Procedure “H” is subject to extension in accordance with any extension of Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the settlement date.

If settlement of a Book-Entry Note is rescheduled or cancelled, the Trustee, after receiving notice from the Company or the relevant Agent, will deliver to DTC, through DTC’s Participant Terminal System, a cancellation message to such effect by no later than 2:00 p.m. on the Business Day immediately preceding the scheduled settlement date.

Failure to Settle:	If the Trustee fails to enter an SDFS deliver order with respect to a Book-Entry Note pursuant to Settlement Procedure “F,” the Trustee may deliver to DTC, through DTC’s Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Note to the Trustee’s participant account, provided that the Trustee’s participant account contains a principal amount of the Global Security representing such Note that is at least equal to the principal amount to be debited. If a withdrawal message is processed with respect to all the Book-Entry Notes represented by a Global Security, the Trustee will mark such Global Security “cancelled,” make appropriate entries in the Trustee’s records and send such cancelled Global Security to the Company. The CUSIP number assigned to such Global Security shall, in accordance with the procedures of the CUSIP Service Bureau of Standard & Poor’s Corporation, be cancelled and not immediately reassigned. If a withdrawal message is processed with respect to one or more, but not all, of the Book-Entry Notes represented by a Global Security, the Trustee will exchange such Global Security for two Global Securities, one of which shall represent such Book-Entry Note or Notes and shall be cancelled immediately after issuance and the other of which shall represent the remaining Book-Entry Notes previously represented by the surrendered Global Security and shall bear the CUSIP number of the surrendered Global Security.

If the purchase price for any Book-Entry Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the relevant Agent may enter SDFS deliver orders through DTC’s Participant Terminal System reversing the orders entered pursuant to Settlement Procedures “F” and “G,” respectively. Thereafter, the Trustee will deliver the withdrawal message and take the related actions described in the preceding paragraph.

Notwithstanding the foregoing, upon any failure to settle with respect to a Book-Entry Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect.

In the event of a failure to settle with respect to one or more, but not all, of the Book-Entry Notes to have been represented by a Global Security, the Trustee will provide, in accordance with Settlement Procedures “D” and “F,” for the authentication and issuance of a Global Security representing the Book-Entry Notes to be represented by such Global Security and will make appropriate entries in its records.

PART II: ADMINISTRATIVE PROCEDURES FOR CERTIFICATED NOTES
     The Trustee will serve as Registrar in connection with the Certificated Notes.

Issuance:	Each Certificated Note will be dated and issued as of the date of its authentication by the Trustee. Each Certificated Note will bear an Original Issue Date, which will be (i) with respect to an original Certificated Note (or any portion thereof), its original issuance date (which will be the settlement date) and (ii) with respect to any Certificated Note (or portion thereof) issued subsequently upon transfer or exchange of a Certificated Note or in lieu of a destroyed, lost or stolen Certificated Note, the original issuance date of the predecessor Certificated Note, regardless of the date of authentication of such subsequently issued Certificated Note.

Preparation of Pricing Supplement:	If any offer to purchase a Certificated Note is accepted by or on behalf of the Company, the Company will prepare a pricing supplement (a “Pricing Supplement”) reflecting the terms of such Note. The Company (i) will arrange to file such Term Sheet and Pricing Supplement with, in the case of any free writing prospectus and/or Term Sheet, Rule 433 under the Securities Act and, in the case of the Pricing Supplement, the Commission in accordance with the applicable paragraph of Rule 424(b) under the Act and (ii) will, with respect to each of the free writing prospectus and/or Term Sheet, as soon as possible and in any event not later than the date on which the applicable document is filed with the Commission, deliver the number of copies of such document to the relevant Agent as such Agent shall request. The Agent will cause the free writing prospectus and/or Term Sheet, if applicable, and the Pricing Supplement to be delivered, or otherwise made available, to the purchaser of the Note.

In each instance that a Pricing Supplement is prepared, the relevant Agent will affix the Pricing Supplement to Prospectuses prior to their use. Outdated free writing prospectuses, Term Sheets, Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:	The receipt by the Company of immediately available funds in exchange for an authenticated Certificated Note delivered to the relevant Agent and such Agent’s delivery of such Note against receipt of immediately available funds shall constitute “settlement” with respect to such Note. All offers accepted by the Company will be settled on the third Business Day next succeeding the date of acceptance, unless the Company accepts an offer to purchase Notes after 4:30 p.m. on such date in which case settlement will occur on the fourth Business Day next succeeding such date of acceptance, pursuant to the timetable for settlement set forth below, unless the Company and the purchaser agree to settlement on another date, which date shall be no earlier than the next Business Day.

Settlement Procedures:	Settlement Procedures with regard to each Certificated Note sold by the Company to or through an Agent (unless otherwise specified pursuant to a Terms Agreement) shall be as follows:

A. The relevant Agent will advise the Company by telephone that such Note is a Certificated Note and of the following settlement information:

1. Name in which such Note is to be registered (“Registered Owner”).

2. Address of the Registered Owner and address for payment of principal and interest.

3. Taxpayer identification number of the Registered Owner (if available).

4. Principal amount.

5. Maturity Date.

6. In the case of a Fixed Rate Certificated Note, the Interest Rate, whether such Note will pay interest annually or semiannually and whether such Note is an Amortizing Note and, if so, the amortization schedule, or, in the case of a Floating Rate Certificated Note, the Initial Interest Rate (if known at such time), Interest Payment Date(s), Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Interest Reset Period, Initial Interest Reset Date, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and the Alternate Rate Event Spread (if any).

7. Redemption or repayment provisions (if any).

8. Settlement date and time (Original Issue Date).

9. Interest Accrual Date.

10. Price.

11. Agent’s commission (if any) determined as provided in the Distribution Agreement.

12. Denominations.

13. Specified Currency.

14. Whether the Note is an OID Note, and if it is an OID Note, the total amount of OID, the yield to maturity, the initial accrual period OID and the applicability of Modified Payment upon Acceleration (and if so, the Issue Price).

15. Whether the Note is an Indexed Note, and if it is an Indexed Note, the Denominated Currency, the Indexed Currency or Currencies, the Payment Currency, the Exchange Rate Agent, the Reference Dealers, the Face Amount, the Fixed Amount of each Indexed Currency, the Aggregate Fixed Amount of each Indexed Currency and the Authorized Denominations (if other than U.S. dollars).

16. Whether the Note is a Renewable Note, and if it is a Renewable Note, the Initial Maturity Date and the Final Maturity Date.

17. Whether the Company has the option to extend the Original Maturity Date of the Note, and, if so, the Final Maturity Date of such Note.

18. Whether the Company has the option to reset the Interest Rate, the Spread or the Spread Multiplier of the Note.

19. Any other applicable terms.

B. The Company will advise the Trustee by telephone or electronic transmission (confirmed in writing at any time on the same date) of the information set forth in Settlement Procedure “A” above.

C. The Company will have delivered to the Trustee a pre-printed four-ply packet for such Note, which packet will contain the following documents in forms that have been approved by the Company, the relevant Agent and the Trustee:

1. Note with customer confirmation.

2. Stub One — For the Trustee.

3. Stub Two — For the relevant Agent.

4. Stub Three — For the Company.

D. The Trustee will complete such Note and authenticate such Note and deliver it (with the confirmation) and Stubs One and Two to the relevant Agent, and such Agent will acknowledge receipt of the Note by stamping or otherwise marking Stub One and returning it to the Trustee. Such delivery will be made only against such acknowledgment of receipt and evidence that instructions have been given by such Agent for payment to the account of the Company at Key Bank National Association, Cleveland, Ohio, or to such other account as the Company shall have specified to such Agent and the Trustee, in immediately available funds, of an amount equal to the price of such Note less such Agent’s commission (if any). In the event that the instructions given by such Agent for payment to the account of the Company are revoked, the Company will as promptly as possible wire transfer to the account of such Agent an amount of immediately available funds equal to the amount of such payment made.

E. Unless the relevant Agent is the end purchaser of such Note, such Agent will deliver such Note (with confirmation) to the customer against payment in immediately available funds. Such Agent will obtain the acknowledgment of receipt of such Note by retaining Stub Two.

F. The Trustee will send Stub Three to the Company by first-class mail. Monthly, the Trustee will also send to the Company a statement setting forth the principal amount of the Notes outstanding as of that date under the Indenture and setting forth a brief description of any sales of which the Company has advised the Trustee that have not yet been settled.

Settlement Procedures Timetable:	For sales by the Company of Certificated Notes to or through an Agent (unless otherwise specified pursuant to a Terms Agreement), Settlement Procedures “A” through “F” set forth above shall be completed on or before the respective times in New York City set forth below:

Settlement
Procedure	Time
A	2:00 p.m. on day before settlement date
B	3:00 p.m. on day before settlement date
C-D	2:15 p.m. on settlement date
E	3:00 p.m. on settlement date
F	5:00 p.m. on settlement date

Failure to Settle:	If a purchaser fails to accept delivery of and make payment for any Certificated Note, the relevant Agent will notify the Company and the Trustee by telephone and return such Note to the Trustee. Upon receipt of such notice, the Company will immediately wire transfer to the account of such Agent an amount equal to the price of such Note less such Agent’s commission in respect of such Note (if any). Such wire transfer will be made on the settlement date, if possible, and in any event not later than the Business Day following the settlement date. If the failure shall have occurred for any reason other than a default by such Agent in the performance of its obligations hereunder and under the Distribution Agreement, then the Company will reimburse such Agent or the Trustee, as appropriate, on an equitable basis for its loss of the use of the funds during the period when they were credited to the account of the Company. Immediately upon receipt of the Certificated Note in respect of which such failure occurred, the Trustee will mark such Note “cancelled,” make appropriate entries in the Trustee’s records and send such Note to the Company.